Exhibit 99.2


                                                         News Release
                                                         FOR IMMEDIATE RELEASE
Contacts:   Chuck Coppa, CFO or Bob Davis, CEO
            GreenMan Technologies, 781/224-2411


           GreenMan Technologies, Inc. Reports First Quarter Results;
                        Product Sales Increase 32 Percent
                           Net Loss Reduced 50 Percent

      LYNNFIELD, Massachusetts - February 17, 2004 -- GreenMan Technologies, Inc. (AMEX: GRN) today announced results for its first fiscal quarter ended December 31, 2003.

      Bob Davis, GreenMan's President and Chief Executive Officer stated "GreenMan invested over $4 million during fiscal 2003 to upgrade and enhance existing operations and to expand our Tennessee market position. Despite the reduction in gross profit due to the fact a majority of our Tennessee sourced tires must still be transported to Georgia for processing and not having our Georgia waste wire processing equipment on-line, the results of our reinvestments are beginning to show. The 50 percent reduction in our first quarter net loss is a positive step towards our goal of returning to profitability."

      Mr. Davis, added, "Although on a quarter-to-quarter basis, net sales decreased 2 percent, we experienced a 6 percent overall increase after considering the divestiture of our Oklahoma joint venture in April 2003 and a terminated kiln relationship in December 2003. Each region experienced year-to-year revenue growth, led by the Western region with an 80 percent increase. As a result of equipment upgrades made during fiscal 2003, product sales increased over 32 percent during the quarter to 25 percent of overall revenue as compared to 19 percent in the same quarter last year. Organic growth has been and will always be the foundation on which GreenMan's future prosperity is built. Our concerted efforts to reduce overhead and eliminate unprofitable initiatives resulted in a 23 percent reduction in our selling, general and administrative costs. We continue to focus efforts on our Georgia and Tennessee operations to remove the remaining performance impediments."

      Chuck Coppa, GreenMan's Chief Financial Officer stated, "Our primary focus is to secure the capital necessary to (1) reduce our working capital deficit;
(2) purchase new processing equipment for our Tennessee facility, which will eliminate over $80,000 per month in excess transportation costs necessitated by processing a majority of Tennessee-sourced tires at our Georgia facility until the required high volume equipment is installed; (3) re-establish our Georgia waste wire processing capacity; and (4) provide additional working capital during the upcoming seasonally slower portion of our fiscal year." Mr. Coppa added, "There is no greater priority today than successfully achieving this re-capitalization goal".

GreenMan will hold a conference call on Wednesday, February 18, 2004 at 1:00 PM (Eastern Time) to discuss the results for its first quarter. To participate, please call 1-800-937-6563 and ask for the GreenMan call.

GreenMan Technologies, Inc. Press Release
February 17, 2004                                                         Page 2
--------------------------------------------------------------------------------

Three Months ended December 31, 2003 Compared to the Three Months ended December 31, 2002

     Net sales for the three months ended December 31, 2003 were $7,799,000, a 2 percent decrease, compared to last year's net sales of $7,963,000, which included approximately $524,000 of net sales associated with our majority owned joint venture which was divested on April 1, 2003 and approximately $57,000 of net sales associated with a terminated kiln relationship. We processed over 8.1 million passenger tire equivalents during the three months ended December 31, 2003, compared to approximately 8 million passenger tire equivalents during the quarter ended December 31, 2002.

      Overall product sales increased to 25 percent of consolidated revenues during the quarter ended December 31, 2003, compared to 19 percent for the same period last year despite our Georgia waste wire processing equipment being off-line since April 2003. The increase in end product sales is attributable to implementation of our Minnesota and Iowa waste wire processing equipment, increased crumb rubber production and sales in Iowa and California and strong tire derived fuel sales due to increased demand during the quarter ended December 31, 2003. The overall quality of revenue (revenue per passenger tire equivalent) benefited from increased tire volumes and end product sales which partially offset a 10 percent reduction in tipping fees resulting from lower tipping fees in certain markets.

     Gross profit for the quarter ended December 31, 2003 was $1,139,000 or 14 percent of net sales, compared to $1,383,000 or 17 percent of net sales for quarter ended December 31, 2002. The decrease was primarily attributable to: (1) more than $240,000 of excess transportation costs and other operating inefficiencies necessitated by processing Tennessee-sourced tires at our Georgia facility until our Nashville area facility commences full operation and (2) reduced end product revenue and excess waste disposal in Georgia as a result of the March 31, 2003 waste wire processing equipment fire which management estimates to exceed $223,000, net of business interruption insurance reimbursement.

     Selling, general and administrative expenses for the quarter ended December 31, 2003 decreased $311,000 to $1,068,000 or 14 percent of net sales, compared to $1,379,000 or 17 percent of net sales for the quarter ended December 31, 2002. The reduction is due to a focused effort to reduce corporate wide expenses and the elimination of expenses associated with our minority joint venture, which was divested in April 2003.

     As a result of the foregoing, our operating profit for the quarter ended December 31, 2003 increased $67,000 to $71,000, compared to an operating profit of $4,000 for the quarter ended December 31, 2002.

     Interest and financing costs for the quarter ended December 31, 2003 decreased $15,000 to $355,000, compared to $370,000 for the quarter ended December 31, 2002. In addition to the lost product revenues caused by the March 2003 fire at our Georgia facility, we also incurred additional direct costs relating to excess disposal costs totaling approximately $95,000, which were offset by an insurance recovery of $208,000 received during the quarter ended December 31, 2003.

     As a result of the foregoing, our net loss for the quarter ended December 31, 2003 decreased $178,000 or 50 percent to $178,000 or $.01 per basic share, compared to a net loss of $356,000 or $.02 per basic share for quarter ended December 31, 2002.


"Safe Harbor" Statement: Under the Private Securities Litigation Reform Act

With the exception of the historical information contained in this news release, the matters described herein contain `forward-looking' statements that involve risk and uncertainties that may individually or collectively impact the matters herein described, including but not limited to our need to seek additional working capital, the possibility that we may not realize the benefits expected from our new Tennessee operations or the reconfiguration of our Wisconsin operations, product acceptance, economic, competitive, governmental, seasonal, management, technological and/or other factors outside the control of the Company, which are detailed from time to time in the Company's SEC reports, including the quarterly report on Form 10-KSB for the fiscal year ended September 30, 2003. The Company disclaims any intent or obligation to update these "forward-looking" statements.

GreenMan Technologies, Inc. Press Release
February 17, 2004                                                         Page 3
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Condensed Consolidated Statements of Operations
--------------------------------------------------------------------------------

                                                      Three Months Ended
                                                 December 31,     December 31,
                                                     2003             2002
                                                 -----------      -----------

Net sales ..................................     $ 7,799,000      $ 7,963,000
Cost of sales ..............................       6,660,000        6,580,000
                                                 -----------      -----------
Gross profit ...............................       1,139,000        1,383,000
                                                 -----------      -----------

Selling, general and administrative ........       1,068,000        1,379,000
                                                 -----------      -----------
Operating profit ...........................          71,000            4,000
                                                 -----------      -----------
Other (expenses) income, net ...............        (249,000)        (359,000)
                                                 -----------      -----------
Net loss before income tax .................        (178,000)        (355,000)
Income tax (benefit) provision .............              --           (1,000)
                                                 -----------      -----------
Net loss ...................................     $  (178,000)     $  (356,000)
                                                 ===========      ===========

Net loss per share - basic .................     $     (0.01)     $     (0.02)
                                                 ===========      ===========

Weighted average shares outstanding ........      16,062,000       15,676,000
                                                 ===========      ===========

--------------------------------------------------------------------------------
Condensed Consolidated Balance Sheet Data
--------------------------------------------------------------------------------

                                                     December 31,  September 30,
                                                        2003            2003
                                                     -----------    -----------
                       Assets
Current assets ...................................   $ 5,445,000    $ 6,405,000
Property, plant and equipment (net) ..............    10,942,000     11,250,000
Goodwill (net) ...................................     3,414,000      3,414,000
Other assets .....................................     1,297,000      1,026,000
                                                     -----------    -----------
                                                     $21,098,000    $22,095,000
                                                     ===========    ===========

         Liabilities and Stockholders' Equity

Current liabilities ..............................   $10,399,000    $10,427,000
Notes payable, non-current .......................     5,844,000      6,702,000
Capital lease obligations, non-current ...........     1,900,000      1,987,000
Stockholders' equity .............................     2,955,000      2,979,000
                                                     -----------    -----------
                                                     $21,098,000    $22,095,000
                                                     ===========    ===========